Exhibit 99.1
Vishay Intertechnology Prices Offering of $275 Million of
2.25% Convertible Senior Debentures
MALVERN, PA – November 4, 2010 – Vishay Intertechnology, Inc. (NYSE: VSH) today announced the pricing of its offering of $275 million principal amount of 2.25% convertible senior debentures due 2040. The debentures were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale is expected to close November 9, 2010.
Interest will be payable on the debentures semi-annually at a rate of 2.25% per annum. In addition to ordinary interest, beginning on November 15, 2020, contingent interest will accrue in certain circumstances relating to the trading price of the debentures and under certain other circumstances. The debentures will be initially convertible, subject to certain conditions, into cash, shares of Vishay’s common stock or a combination thereof, at Vishay’s option, at an initial conversion rate of 72.0331 shares of common stock per $1,000 principal amount of debentures. This represents an initial effective conversion price of approximately $13.88 per share. This initial conversion price represents a premium of 12.5% to the closing price of Vishay’s common stock on November 3, which was $12.34 per share.
Vishay may not redeem the debentures prior to November 20, 2020, except in connection with certain tax-related events. On or after November 20, 2020 and prior to the maturity date, Vishay may redeem for cash all or part of the debentures at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the last reported sale price of Vishay’s common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which Vishay provides notice of redemption.
Under the terms of Vishay’s credit facility, Vishay is required to apply an amount equal to 50% of the net cash proceeds from this offering to prepay the outstanding amount under its term loan (of which $75 million remains outstanding), and once the outstanding amount is reduced to zero, to repay the outstanding amount under the its revolving loan (of which $125 million remains outstanding). The repayment of the outstanding revolving loan does not reduce the lenders’ revolving credit commitment, and the amount repaid may be reborrowed. Simultaneous with the repayment of the amounts outstanding under the credit facility, Vishay intends to use the remaining net proceeds from this offering, together with new net borrowings under its revolving credit facility and cash on hand, to repurchase shares of Vishay’s common stock for an aggregate purchase price of up to $275 million as follows:
•	approximately $210 million to repurchase shares of Vishay’s common stock through the initial purchaser or its affiliate which, acting as Vishay’s agent, will purchase shares of Vishay’s common stock from institutional investors in negotiated transactions concurrently with the pricing of this offering. Such repurchases may raise or maintain the market price of Vishay’s common stock above levels that would otherwise prevail or prevent or retard a decline in the market price of Vishay’s common stock; and

•	approximately $65 million to repurchase additional shares of Vishay’s common stock through an agreement with an affiliate of the initial purchaser concurrently with the pricing of this offering. Pursuant to the terms of such repurchase, concurrent with the closing of this offering, the counterparty to such agreement will sell short to us shares of Vishay’s common stock. As a result of such short sale, concurrently with, and for a period of time following, the pricing of the debentures, Vishay expects the counterparty to such agreement (or an affiliate thereof) to purchase shares of Vishay’s common stock from third parties and/or enter into various derivative transactions with respect to Vishay’s common stock. The effect, if any, of any of these transactions and activities on the market price of Vishay’s common stock and/or the debentures will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could have the effect of increasing or preventing a decline in the price of Vishay’s common stock and the debentures, concurrently with the pricing of the debentures and for a period of time following such pricing.
Vishay intends to use any remaining net proceeds from this offering for general corporate purposes, which may include additional repurchases of Vishay’s common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The debentures have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Vishay consummates the offering and the fact that the anticipated use of the proceeds of the offering could change as a result of market conditions or for other reasons. Vishay does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
CONTACT:
Vishay Intertechnology, Inc.
Dr. Lior Yahalomi
Executive Vice President – Chief Financial Officer
(610) 644-1300